Nicor Inc.
Exhibit 10.03
Form 8-K

NICOR INC.

SECOND AMENDMENT TO

NICOR INC. 2006 LONG TERM INCENTIVE PLAN

This Amendment (the “Amendment”) to the Nicor Inc. 2006 Long Term Incentive Plan is effective as of July 23, 2009.  All capitalized terms used in this Amendment but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below).

WHEREAS, Nicor Inc. (the “Company”) previously adopted the Nicor Inc. 2006 Long Term Incentive Plan (the “Plan”).

WHEREAS, the compensation committee of the board of directors of the Company has been selected as the Committee for purposes of the plan and, pursuant to Section 9 of the Plan, may from time to time amend the provisions of the Plan;

WHEREAS, the Committee has determined that it is appropriate to amend the provisions of the Plan as a result of the application of Section 457A of the Code to the Plan with respect to certain Participants;

NOW, THEREFORE, the Plan is hereby amended by adding the following to Section 5.5(e)(ii):

 “Notwithstanding the foregoing, if a Participant is employed by a Related Company that is a “nonqualified entity” within the meaning of Section 457A of the Code, the Committee may in its discretion accelerate the determination of the value and settlement of any Performance Unit Awards prior to the end of the Performance Period.”

FURTHER, this Second Amendment to the Plan shall be effective on the date approved by the Committee, unless otherwise specified herein.

In all other respects the Plan, as amended by this Second Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing, the Company has caused this Amendment to be executed by a duly authorized officer as of the date first set forth above.

                    NICOR INC.

                    By: /s/ CLAUDIA COLALILLO
                  Claudia Colalillo
                  Senior Vice President Human Resources and
                  Corporate Communications